MERRILL LYNCH MUNICIPAL BOND FUND, INC.

NATIONAL PORTFOLIO

SERIES NO. 1

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/16/2005	NY State Thruway Authority 5% 1/1/30	624,570,000	4,000,000	Citigroup UBS Financial Services Merrill Lynch Bear Stearns Advest Inc Banc of America CIBC World Markets First Albany Capital Jackson Securities Raymond James & Assoc.
4/19/2005	Philadelphia PA Water & Sewer 5% 7/1/35	250,000,000	7,500,000	Seibert Merrill Lynch UBS Financial Services Cabrera Capital Markets Citigroup Global Markets Morgan Stanley ND Meyer & Co
4/20/2005	Louisiana Gas & Fuel 5% 5/1/35	525,000,000	30,000,000	Citigroup Goldman, Sachs & Co First Albany Capital Inc Merrill Lynch MR Beal & Company Banc of America Loop Capital Markets
6/3/2005	Puerto Rico IFA 7/1/29-37,42-45	61,070,000	1,332,962,916	UBS Financial Services Banc of America Merrill Lynch Citigroup Goldman, Sachs & Co JP Morgan Lehman Brothers Morgan Stanley Raymond James & Assoc Ramirez & Co Wachovia Bank